Exhibit 10.1

CONFIDENTIAL EXECUTION VERSION

Certain confidential portions of this exhibit have been omitted and replaced with “[***]”. Such identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

__________________________________________________________

FILL/FINISH AGREEMENT

________________________________________________

by and between

CHIESI FARMACEUTICI S.p.A.

and

PROTALIX LTD.

FILL/FINISH AGREEMENT

THIS FILL/FINISH AGREEMENT (this “Agreement”) is effective on August 29, 2022, and is made by and between:

1.	CHIESI FARMACEUTICI S.p.A., a company incorporated under the laws of Italy with offices located at Via Palermo 26/A Parma, 43122 Italy (“Chiesi” or “Supplier”); and
2.	PROTALIX LTD., a limited liability company incorporated under the laws of Israel with offices located at 2 Snunit Street, Science Park, P.O. Box 455, Karmiel 2161401, Israel (“Protalix” or “Customer”).

WHEREAS:

(A)	Protalix is the owner of or has been granted the Intellectual Property Rights pertaining to the Drug Substance, Drug Product and Licensed Product (as used throughout herein, as defined in the applicable License Agreement);
(B)	Protalix and Chiesi are parties to (i) that certain Exclusive License and Supply Agreement dated October 17, 2017; and (ii) that certain Exclusive U.S. License and Supply Agreement dated July 23, 2018 ((i) and (ii), collectively, the “License Agreements,” and each, a “License Agreement”), pursuant to which Protalix granted to Chiesi, among other rights, an exclusive license to certain Intellectual Property Rights with respect to the commercialization of the Licensed Product worldwide;
(C)	Protalix now desires to conduct a technology transfer of the Fill/Finish manufacturing process, including a technology transfer of analytical methods, for Drug Product to Chiesi and purchase the Fill/Finish supply services for Drug Product from Chiesi hereunder;
(D)	Chiesi now desires to receive such technology transfer of the Fill/Finish manufacturing process for Drug Product and perform Fill/Finish supply services for Protalix with respect to: (i) the commercial supply of the Drug Product; (ii) the conduct of any Extension Studies (as defined in the applicable License Agreement) in accordance with the License Agreements; and (iii) otherwise in connection with exploratory development and lifecycle extensions for the Drug Product; and
(E)	The Parties have agreed to enter into this Agreement to set forth the terms and conditions on which the Parties will conduct the technology transfer of the Fill/Finish manufacturing process to Chiesi, Supplier will so conduct the Fill/Finish activities, and Customer will supply to Supplier the Drug Substance in connection therewith.

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein, the Parties agree as follows:

1.	DEFINITIONS

Certain capitalized terms used herein but not defined below are defined elsewhere in the Agreement.  Unless otherwise specifically provided in this Agreement, the following terms shall have the meanings set forth below.

1.1	“Acceleration Date” has the meaning set forth in Exhibit 1.
1.2	“Agreement” has the meaning set forth in the preamble.
1.3	“Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with, a Party to this Agreement, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of at least fifty-percent (50%) of the voting securities or other ownership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity, it being understood and agreed that for purposes of clause (a), neither ownership of voting securities or other ownership interests of an entity nor membership or representation on (if less than half of the members of) an entity’s board of directors shall, by themselves, be presumed to constitute the power to direct or cause direction of the management or policies of such entity.
1.4	“Applicable Laws” means all laws, statutes, rules, regulations, codes, administrative or judicial orders, judgments, decrees, injunctions and/or ordinances of any Governmental Authority, and common law or other legal requirements of any kind, whether currently in existence or hereafter promulgated, enacted, adopted or amended, in any country or jurisdiction that are applicable to the conduct of Fill/Finish activities in respect of the Drug Substance and Drug Product, or to a Party’s performance of its obligations hereunder.
1.5	“Applicable Standards” means good practice requirements and guidelines of any country or jurisdiction applicable to a Party’s performance of its respective obligations hereunder, including, but not limited to, cGMP.
1.6	“Background Intellectual Property” has the meaning set forth in Section 20.1.
1.7	“[***]” has the meaning set forth in Section 17.7(c).
1.8	“Bulk Drug Product” means unlabeled vials of Licensed Product that have been filled and crimped, but have not completed the testing contemplated by clause (b) of the definition of “Fill/Finish”.
1.9	“Business Day” means a day other than a Friday, Saturday, Sunday, or bank or other public holiday in New York, New York, Parma, Italy or Karmiel, Israel.
1.10	“cGMP” means all applicable good manufacturing practices including, (a) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European Commission Directive 2003/94/EC laying down the principals and guidelines of good manufacturing practice, (b) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 600, 601 and 610, (c) EU Current Good Manufacturing Practice for Medicinal Products Eudralex Volume 4, (d) the principles detailed in the ICH Q7A guidelines, and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.
1.11	“Chiesi” and “Supplier” have the meaning set forth in the preamble.
1.12	“Claims” has the meaning set forth in Section 17.1.
1.13	“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to the objective that is the subject of such efforts, reasonable, good faith efforts and resources to accomplish such objective that such Party would normally use to accomplish a similar objective under similar circumstances, all as measured by the facts and circumstances at the time such efforts are due. It is anticipated that the level of effort constituting Commercially Reasonable Efforts may change over time.
1.14	“Confidential Information” means all information or data of a proprietary or confidential nature regarding a Party’s business, operations, products, services, technology, layout, and/or equipment, including, without limitation, business, financial, technical, clinical and scientific information, whether in oral, written, graphic, machine-readable form, or any other form (provided that data and information disclosed orally or visually are confirmed in writing by the disclosing Party within thirty (30) days after the date of such disclosure), disclosed and/or made available by or on behalf of a Party to the other Party or its Affiliates, and its and their respective Representatives as a result of or in connection with this Agreement and/or the Parties’ discussions pertaining to this Agreement (whether prior to the execution hereof or thereafter). Notwithstanding the foregoing, unmarked information and un-confirmed information will be considered Confidential Information under this Agreement if a reasonable person familiar with the Drug Substance and the Drug Product and given the nature of information and the circumstances of disclosure would consider such information to be confidential. Such information shall not be considered to be Confidential Information of a disclosing Party to the extent that such information is: (a) as of the date of disclosure known to the receiving Party or its Affiliates (other than pursuant to the License Agreement(s)) and free from any obligation of confidentiality, as demonstrable in any tangible medium in existence at the time of disclosure; or (b) wholly disclosed in published literature, or otherwise is or becomes generally known to the public through no breach by the receiving Party of this Agreement; or (c) obtained by the receiving Party or its Affiliates from a Third Party free from any obligation of confidentiality to the disclosing Party; or (d) independently developed by the receiving Party or its Affiliates without use of or reference or access to the disclosing Party’s Confidential Information.
1.15	“Critical Regulatory Inspection Deficiency” has the meaning set forth in Section 13.11.
1.16	“Customer Indemnitees” has the meaning set forth in Section 17.1.
1.17	“Customer Intellectual Property” has the meaning set forth in Section 20.2.
1.18	“Damages” has the meaning set forth in Section 17.1.
1.19	“Dependency Event – Inspection Deficiency” has the meaning set forth in Section 13.12.
1.20	“Dependency Event” has the meaning set forth in Section 17.8.
1.21	“Dispute” has the meaning set forth in Section 19.2.
1.22	“Dispute Notice” has the meaning set forth in Section 19.2(a).
1.23	“Drug Product” means unlabeled vials of Licensed Product that have undergone Fill/Finish, but not Labeling and Packaging.
1.24	“Drug Substance” means the Compound (as defined in the applicable License Agreement) component of a pharmaceutical drug product.
1.25	“DS Cost” means, with respect to an applicable given quantity of Drug Substance hereunder, [***] and as determined in accordance with GAAP, consistently applied.
1.26	“[***]” has the meaning set forth in Section 17.7(c).
1.27	“DP Purchase Order” has the meaning set forth in Section 7.2.
1.28	“Effective Date” means the date indicated above.
1.29	“Excess DS Consumption” has the meaning set forth in Section 7.1.
1.30	“Fill/Finish” means the fill and finish, bulk packaging, testing and release of Drug Product to be performed by Supplier hereunder, including (a) filling the Drug Substance into vials and (b) testing, including in process release to Labeling and Packaging and ongoing stability testing of the Drug Product. For the avoidance of doubt, Fill/Finish shall not include any activities included in the definition of Labeling and Packaging. When used as a verb, “Fill/Finish” means to conduct Fill/Finish, and “Fill/Finished” has a correlative meaning.
1.31	“Fill/Finish Licenses” means all licenses, permits, approvals, authorizations and consents necessary for, or required by Applicable Law to be maintained by Supplier for, its performance of Fill/Finish activities at its applicable facility(ies) hereunder.
1.32	“Force Majeure Event” has the meaning set forth in Section 21.1.
1.33	“Forecast” has the meaning set forth in Article 6.
1.34	“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, supra national, state, county, city or other political subdivision.
1.35	“ICC Rules” has the meaning set forth in Section 19.2(b).
1.36	“Indemnified Party” has the meaning set forth in Section 17.4(a).
1.37	“Indemnifying Party” has the meaning set forth in Section 17.4(a).
1.38	“Initial Alternate Source” has the meaning set forth in Section 3.3.
1.39	“Intellectual Property Rights” means know-how, trade secrets, Patent Rights (as defined in the applicable License Agreement), trademarks, service marks, trade names, design rights, copyrights (including rights in computer software) and any rights or property similar to any of the foregoing in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights, and all rights or forms of protection having equivalent or similar effect, in any part of the world.
1.40	“June Forecast” has the meaning set forth in Article 6.
1.41	“Labeling and Packaging” means the final product labeling and packaging of the Drug Product, including materials to be inserted such as patient inserts, patient medication guides, professional inserts and any other written, printed or graphic materials accompanying the Drug Product.
1.42	“License Agreement” and “License Agreements” have the meaning set forth in the recitals.
1.43	“Lost Drug Substance” has the meaning set forth in Section 9.4.
1.44	“Maintenance” or “Maintain” shall mean all necessary actions and works for retaining or restoring the applicable equipment, or pieces thereof, to carry on the operation of such equipment in proper condition and compensating for normal wear and tear or as agreed to in writing by the Parties.
1.45	“Materials” means any materials of any nature, except Drug Substance, that are used by, or are necessary for, Supplier to conduct Fill/Finish hereunder.
1.46	“Non-Conformance” has the meaning set forth in Section 10.1.
1.47	“OOS” means any non-conformance in relation to quality acceptance levels, defined from a regulatory point of view (e.g., pharmacopoeias, registration documents).
1.48	“Parties” means Customer (or Protalix) and Supplier (or Chiesi) (collectively), and “Party” means either Customer (or Protalix) and Supplier (or Chiesi), as the case may be.
1.49	“Processed Drug Substance” has the meaning set forth in Section 9.3.
1.50	“Product Requirements” means the written specifications for Drug Product, as specified in the written dossier for such Drug Product to be provided by Customer to Supplier as of the Effective Date in connection with the Tech Transfer Plan, as the same may be updated from time to time in accordance with the QA, Section 5.3 or Section 21.4 of this Agreement.
1.51	“Product Schedule” means the written Drug Product schedule to this Agreement, entered into by and between the Parties (or any or their Affiliates) in accordance with Section 2.2 which sets forth the particulars for the Fill/Finish of Drug Product under this Agreement, including, all specifications (including, by form or dosage, as applicable), Materials and price for the Drug Product, and which is subject to amendment from time to time during the Term pursuant to Section 21.4 hereof.
1.52	“Protalix” and “Customer” have the meaning set forth in the preamble.
1.53	“Quality Agreement” or “QA” means, individually or collectively as applicable, QA1, QA2 and QA3.
1.54	“Quality Agreement 1” or “QA1” means that certain Amended & Restated Quality & Technical agreement dated February 28, 2022, by and between the Parties, that defines the regulatory case vis-à-vis Regulatory Authorities in connection with the supply of Drug Substance, the Fill/Finish of Drug Product hereunder and the certification of finished product, when Supplier is the sponsor of clinical trials or the manufacturing authorization holder (MAH), as such agreement may be amended from time to time. QA1 is attached as Exhibit 2.
1.55	“Quality Agreement 2” or “QA2” means the quality agreement to be entered into by the Parties (as contemplated in Section 5.1) that defines the regulatory case vis-à-vis Regulatory Authorities in connection with the supply of Drug Substance, the Fill/Finish of Drug Product hereunder, packaging for clinical trials and the certification of finished product when Customer is the sponsor of clinical trials, as such agreement may be amended from time to time.
1.56	“Quality Agreement 3” or “QA3” means the quality agreement to be entered into by the Parties (as contemplated in Section 5.1) that defines the quality roles and responsibilities of each Party in connection with the Fill/Finish of Drug Product hereunder, as such agreement may be amended from time to time.
1.57	“Recall” has the meaning set forth in Article 14.
1.58	“Regulatory Authority” means, in respect of a particular country or jurisdiction, the Governmental Authority having responsibility for granting Regulatory Approvals (as used throughout herein, as defined in the applicable License Agreement) in such country or jurisdiction.
1.59	“Regulatory Inspection Deficiency” has the meaning set forth in Section 13.10.
1.60	“Remaining Vials” has the meaning set forth in Exhibit 1.
1.61	“Representatives” means, with respect to a Party, such Party’s Affiliates and its and their respective officers, directors, employees, authorized consultants, contractors, and agents.
1.62	“Shortage” has the meaning set forth in Section 8.4.
1.63	“Supplier Indemnitees” has the meaning set forth in Section 17.2.
1.64	“Supplier Intellectual Property” has the meaning set forth in Section 20.3.
1.65	“Tech Transfer” has the meaning set forth in Section 4.1.
1.66	“Tech Transfer Plan” has the meaning set forth in Section 4.1.
1.67	“Term” has the meaning set forth in Section 18.1.
1.68	“Theoretical Yield” means, with respect to each batch of Drug Substance supplied by Customer, [***].

1.69	“Third Party” means any person or entity other than Chiesi, Protalix, or any of their respective Affiliates.
1.70	“Third Party Claim” has the meaning set forth in Section 17.4(a).
1.71	“Third Party Product Claim” has the meaning set forth in Section 17.3.
1.72	“[***]” has the meaning set forth in Section 17.7(c).
1.73	“Triggering Event” has the meaning set forth in Section 2.4.
1.74	“[***]” has the meaning set forth in Exhibit 1.
2.	CONSTRUCTION
2.1	Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting and mean include, includes and including, without limitation; (b) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (c) references to an agreement, law or instrument mean such agreement, law or instrument as from time to time amended, modified or supplemented; (d) references to a person are also to its permitted successors and assigns; (e) references to an “Article”, “Section”, or “Exhibit” refer to an Article or Section of, or any Exhibit to, this Agreement unless otherwise indicated; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (g) the word “any” shall mean “any and all” unless otherwise indicated by context; (h) the use of the word “or” has the inclusive meaning represented by the phrase “and/or”; and (i) references to “days” shall mean calendar days (unless Business Days are expressly specified), and references to “months” or “years” shall mean calendar months and calendar years, respectively. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against a Party. Except as otherwise specifically stated to the contrary in this Agreement, each Party shall bear its own costs of entering into and performing its obligations under this Agreement.
2.2	Specific terms and conditions for the Fill/Finish of designated Drug Products are set forth in the Product Schedule attached as Exhibit 1, and Product Schedules to be entered into by and between the Parties in the form that is substantially similar to Exhibit 1. Any number of Product Schedules may be executed pursuant to this Agreement during the Term.
2.3	The Exhibits and the Product Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement. Any reference to this Agreement includes the Exhibits and the Product Schedules. Any breach of any Exhibit or Product Schedule shall be deemed as a breach of this Agreement.
2.4	The Parties acknowledge and agree that the execution and implementation of this Agreement does not constitute [***]. Solely to the extent that a Party’s [***] (with respect to this Agreement, a “Triggering Event”), causes [***].
3.	SUPPLY OF DRUG PRODUCT
3.1	During the Term, Customer hereby appoints Supplier to perform, and Supplier shall perform, the Fill/Finish and supply of Drug Product for Customer, including as described in Recital (D) above, and Customer shall purchase such Drug Product from Supplier, hereunder, in each case subject to and in accordance with the terms and conditions set forth herein (including the Product Schedules). For the avoidance of doubt, subject to Section 18.5(b)(iii) and Subsection 2(g) of Part B of Exhibit 1, this Agreement shall not be construed as a requirements contract, or as an exclusive contract, and shall not be interpreted to obligate Customer to purchase a minimum volume of Drug Product from Supplier (except with respect to the Minimum Batch Size in any applicable License Agreement).
3.2	Supplier shall not subcontract Fill/Finish (or any portion thereof) to a Third Party without obtaining the prior written consent of Customer (such consent not to be unreasonably withheld, conditioned, or delayed). Each Party shall ensure that each of its Affiliates and permitted subcontractors accepts and complies with all of the applicable terms and conditions of this Agreement as if such Affiliates or permitted subcontractors were parties to this Agreement, and each Party shall remain fully responsible and fully liable for its Affiliates’ and permitted subcontractors’ performance under this Agreement.
3.3	Contemporaneously with the execution of this Agreement, the Parties have executed a side letter to the License Agreement with respect to establishing an alternative source for Fill/Finish (the “Initial Alternate Source”).
4.	TECHNOLOGY TRANSFER; EQUIPMENT
4.1	Customer shall transfer such technology and technical information to Supplier as is necessary and reasonably useful for the Fill/Finish and supply of Drug Product hereunder, including process development, process validation and process optimization and all applicable analytical methods and inspection procedures, to secure the establishment of Fill/Finish and quality control of the Drug Product at Supplier’s manufacturing facilities (the “Tech Transfer”) in accordance with the Tech Transfer Plan and this Agreement. The Parties shall, at Supplier’s reasonable request, establish a joint project team, which shall discuss and propose updates and amendments to the Tech Transfer Plan for mutual written approval by the Parties (not to be unreasonably withheld, conditioned or delayed). “Tech Transfer Plan” means, collectively, the written technology transfer plan with respect to the [***] Drug Product mutually agreed by the Parties in writing and the written technology transfer plan with respect to the [***] Drug Product to be mutually agreed by the Parties in writing as soon as reasonably practicable after the Effective Date, which set out the details and activities for the Tech Transfer, including the time schedule, documentation, information, reports, costs, equipment, and technical assistance, as the same may be revised from time to time in accordance with this Agreement. The initial Tech Transfer Plan with respect to the [***] Drug Product is attached and incorporated as Exhibit 3, and any written amendments thereto signed by both Parties shall amend and modify the then-current Tech Transfer Plan and Exhibit 3 shall be updated accordingly. Upon [***] the initial Tech Transfer Plan with respect to the [***] Drug Product, Exhibit 3 shall be updated to incorporate such Tech Transfer Plan. After the completion of the Tech Transfer and the above activities, the joint project team will be dissolved and replaced with an Operational Team. The Parties shall allocate sufficient resources to perform the above activities. Customer shall remunerate Supplier for its reasonable activities and any start-up costs as agreed by the Parties in advance and in writing to the extent provided in Section 5 of Part B of Exhibit 1. Supplier may not use Customer’s technology for any purpose other than the Fill/Finish hereunder.
4.2	Customer is responsible for ensuring that Customer’s technology transferred to Supplier pursuant to Section 4.1 in accordance with the Tech Transfer Plan does not infringe any Third Party’s Intellectual Property Rights.
4.3	Supplier shall be responsible for obtaining and Maintaining all equipment required for the Fill/Finish and supply of Drug Product hereunder. Title to such equipment shall be in Supplier’s name.
5.	QUALITY AGREEMENT

5.1	The Parties shall negotiate in good faith and enter into both QA2 and QA3 within [***] of the Effective Date (or such extended period as mutually agreed by the Parties in writing). Upon execution QA2 and QA3 shall each be attached to Exhibit 2.
5.2	If there is any inconsistency between QA1, QA2 and QA3, a Product Schedule or an Exhibit, on the one hand, and the body of this Agreement, on the other hand, the [***] shall govern. Notwithstanding the foregoing, in the event of a conflict between any of the provisions of this Agreement and either QA1, QA2 or QA3 with respect, [***], the provisions of [***], shall govern, (b) [***], shall govern, and (c) [***], shall govern.
5.3	The Parties shall, at any Party’s reasonable request, establish a joint project team, which shall discuss and propose updates and amendments to the Applicable Standards or Product Requirements for mutual written approval by the Parties (not to be unreasonably withheld, conditioned or delayed).
6.	FORECASTS AND ORDERS – DRUG PRODUCT

Within [***] after Protalix’s receipt of the forecast provided by Chiesi pursuant to any applicable License Agreement, Customer shall provide Supplier with a non-binding rolling Forecast for Customer’s and its Affiliates’ requirements of Drug Products during the following [***] (“Forecast”), which Forecast shall be based [***] submitted to Protalix under the applicable License Agreement.  The Forecast will be allocated per quarter.  The Forecast submitted in June each year (“June Forecast”) shall, however, cover [***] under the License Agreements, and include an [***] for each quarter if the term of the Product Schedule continues for the following year.  With respect to any given Drug Product, additional details regarding Forecasts for such Drug Product may be set forth expressly in the applicable Product Schedule.

7.	FORECASTS AND ORDERS – DRUG SUBSTANCE
7.1	[***], the Parties shall consult with a view to develop a mutually-agreed upon strategy for maximizing Supplier’s Fill/Finish commercial production yield of Drug Product(s) from the Drug Substance.

If, [***], Supplier’s aggregate Fill/Finish commercial production yield of Drug Product(s) from the Drug Substance during such period is [***] of the Theoretical Yield, as calculated [***] from [***] (such excess consumption, the “Excess DS Consumption”), the Parties will promptly, and in good faith, meet to collectively evaluate the underlying cause of such Excess DS Consumption and discuss proposed corrections where appropriate.

In the event of Excess DS Consumption, [***].  For the avoidance of doubt, for purposes of calculating the Excess DS Consumption, any [***].  Further, it shall not constitute a breach of this Agreement by Supplier if Supplier’s actual yield of Drug Product from Drug Substance hereunder is [***] of the Theoretical Yield.

7.2	On the Effective Date, or such later date that is at least [***], Customer shall deliver to Supplier a firm purchase order (a “DP Purchase Order”) for the Drug Product for the first Commercial Quarter (as used throughout herein, as defined in the applicable License Agreement) covered by the initial Forecast and for at least [***], all of which shall be based on Chiesi’s purchase orders and forecasts for Drug Product (submitted to Protalix under the applicable License Agreement) for [***]. Thereafter, [***], Protalix shall deliver to Chiesi a DP Purchase Order for the first Commercial Quarter covered by its Forecast and for at least [***], all of which shall be based on Chiesi’s purchase orders and forecasts for Drug Product (submitted to Protalix under the applicable License Agreement) for [***]. DP Purchase Orders shall be in writing and no verbal communications or e-mail shall be construed to mean a commitment to purchase or sell. Each DP Purchase Order delivered by Protalix to Chiesi pursuant to this Section 7.2 shall be binding on Chiesi unless Chiesi notifies Protalix in writing of its rejection thereof within [***] of receipt of such DP Purchase Order; provided that

Chiesi may only reject DP Purchase Orders that are [***]. Each DP Purchase Order accepted by Supplier in accordance with this Agreement is non-cancellable by Customer, unless otherwise agreed in writing by Supplier in each instance. With respect to a given calendar year during the Term, Supplier agrees to have available Fill/Finish production capacity to supply Customer with quantities of Drug Product in aggregate for such calendar year at least [***] (provided, for purposes of clarity, Supplier will have no such obligation until the calendar year immediately following the calendar year in which [***]), but shall not be required to maintain Fill/Finish production capacity in excess thereof; provided, for clarity, that, [***], the available Fill/Finish production capacity of Supplier shall be [***]. Upon reasonable request of either Party, the Parties agree to discuss in good faith the potential for Fill/Finish of any such excess quantities of Drug Product.
7.3	DP Purchase Orders may be delivered electronically or by other means to such location as Supplier shall designate. Nothing in any such DP Purchase Order or written acceptance shall supersede the terms and conditions of this Agreement, the License Agreements, or the QA. All DP Purchase Orders, confirmations of receipt of DP Purchase Orders and other notices contemplated under this Section 7.3 shall be sent to the attention of such persons as each Party may identify to the other in writing from time to time in accordance with Section 21.8.
7.4	Supplier shall use its inventory of the Drug Substance in accordance with the order of allocations reasonably specified by Customer in writing (in conjunction with delivery of the applicable Drug Substance), and the Parties shall work together in good faith to review and resolve any reasonable concerns with respect to such use of Drug Substance.
8.	DELIVERY OF DRUG PRODUCT
8.1	During the Term, Chiesi shall perform the Fill/Finish and deliver the resulting Drug Product for Customer [***]. Except as otherwise specified herein, [***]; provided that a failure by Supplier to detect a latent defect in such inspection and release conducted upon its receipt of Materials provided by its suppliers shall not be a breach of this Section 8.1.
8.2	Title to the Drug Product shall transfer to Chiesi upon [***] and, in any case, not later than [***] after [***] of the Drug Product, provided that at or prior to such time Protalix shall have invoiced Chiesi for such delivery of Drug Product pursuant to Section 4.6(a)(i) of the License Agreement.
8.3	Supplier will label and package all Drug Product as “Brite Stock” for bulk storage, including batch number(s) identification by batch number printing on each vial, in accordance with the QA; provided, however, that any Drug Product shall be retained by Supplier until each of Supplier and Customer has successfully completed its part of the release activities relating to such Drug Product pursuant to the applicable Product Requirements, the QA or the terms hereof.
8.4	In the event that the Materials or manufacturing capacity required to perform Fill/Finish and to supply Drug Product required hereunder are in material short supply (“Shortage”), Supplier shall notify Customer of such Shortage as soon as practicable after Supplier becomes aware of such Shortage or of circumstances that are reasonably likely to result in such a Shortage and the Parties shall promptly meet to discuss the Shortage (which discussion may be conducted through the Operating Committee). Supplier shall provide to Customer a written plan of action stating in reasonable detail the proposed measures to address such Shortage and the date such Shortage is expected to end. Supplier shall [***] to minimize the duration of any Shortage. During any such Shortage, Supplier shall; [***].

8.5	Supplier shall promptly communicate any anticipated deviation from the amount of Drug Product(s) or delivery date previously specified in the corresponding accepted DP Purchase Order, in order to enable Customer to take necessary action to mitigate the effects thereof. Such notice shall include the reason for the anticipated deviation (i.e., the shortfall or delay) and provide an indication of the anticipated extent or duration of the same. In any such case, either Party may request that designated technical personnel from each Party undertake discussions regarding [***].
9.	DELIVERY OF DRUG SUBSTANCE
9.1	During the Term, Customer shall supply and deliver the Drug Substance to Supplier [***], in a timely manner and in the quantities (a) that satisfy Supplier’s requirements (as agreed to by the Parties in writing in advance) to Fill/Finish the quantities of Drug Product ordered by Customer under DP Purchase Orders submitted to, and accepted by Supplier, from time to time in accordance with the terms of this Agreement and (b) of additional backup and replacement quantities of Drug Substance as specified in the applicable Product Schedule or in Sections 9.2, 9.3 (and 9.5, if applicable), 9.4 (and 9.5, if applicable), 13.9 and 13.10. For clarity, Supplier would remain responsible for [***], if applicable. All Drug Substance must be delivered to Supplier [***] in advance of the manufacturing commencement date for the applicable Drug Product, and the Parties agree to coordinate in this regard.
9.2	Upon receipt of any Drug Substance at Supplier’s facility in accordance herewith, Supplier shall perform a visual inspection of the Drug Substance as contemplated by the Product Schedule and/or the QA. If such inspection reveals that any delivery of the Drug Substance is patently damaged, short in quantity or if there are apparent discrepancies between the delivered Drug Substance and the Customer’s Manufacturing Certificate of Analysis, Supplier shall promptly [***] notify Customer of the same and Customer shall [***] promptly provide to Supplier replacement Drug Substance therefor (provided, for clarity, that Supplier may utilize any backup inventory of Drug Substance as necessary to meet production timelines in accordance with this Agreement, which utilization shall be subject to the pre-approval of Customer (not to be unreasonably withheld, conditioned, or delayed), and the Parties shall work together in good faith to review and resolve any reasonable concerns with respect to such use of Drug Substance).
9.3	In the case of any (a) Non-Conformance (including any latent defects) of Drug Substance discovered following its delivery to Supplier by Customer hereunder after the notice period set forth in Section 9.2 or (b) Drug Substance that is consumed, damaged, lost or rendered unusable in the course of Fill/Finish production of Drug Product by Supplier hereunder (“Processed Drug Substance”), then in each case ((a) and/or (b)), (y) Customer shall [***] promptly provide to Supplier replacement Drug Substance therefor (provided, for clarity, that Supplier may utilize any backup inventory of Drug Substance as necessary to meet production timelines in accordance with this Agreement, which utilization shall be subject to the pre-approval of Customer (not to be unreasonably withheld, conditioned, or delayed), and the Parties shall work together in good faith to review and resolve any reasonable concerns with respect to such use of Drug Substance), and (z) [***].
9.4	In the case of any (a) Drug Substance or (b) Drug Substance contained in Bulk Drug Product, that is damaged, lost or stolen while in the possession of Supplier hereunder (e.g., during storage) (but excluding Processed Drug Substance) (“Lost Drug Substance”), (y) [***]; and (z) Customer shall [***] promptly provide to Supplier replacement Drug Substance therefor (provided, for clarity, that Supplier may utilize any backup inventory of Drug Substance as necessary to meet production timelines in accordance with this Agreement, which utilization shall be subject to the pre-approval of Customer (not to be unreasonably withheld, conditioned, or delayed), and the Parties shall work together in good faith to review and resolve any reasonable concerns with respect to such use of Drug Substance).
9.5	In the event that replacement of Drug Substance becomes necessary under this Agreement, or Non-Conformance, damage, loss of Drug Substance otherwise occurs (or Drug Substance is otherwise rendered unusable), the Parties shall conduct a root cause investigation with respect to the same, as contemplated by the QA, including using applicable lab testing and analysis, and, in the case of any differences in the results of the Parties’ initial root cause analysis, work together in good faith to resolve the same as promptly as practicable.
9.6	Supplier’s use of the Drug Substance received from Customer shall be limited to the Fill/Finish of Drug Product for Customer hereunder.
10.	DEFECTS, SHORTFALL, DAMAGE TO DRUG PRODUCT
10.1	Without limiting the provisions of Section 8.4, in case of any material damage, defect [***] or shortage, as compared to the requirements under this Agreement (a “Non-Conformance”), in or of the Drug Product supplied to Customer hereunder, Customer will promptly give Supplier a written notice thereof in accordance with the QA. Without limiting Customer’s other audit rights hereunder, Customer shall also have a reasonable opportunity to [***] from time to time as contemplated by the QA.
10.2	In the event of any Non-Conformance with respect to the Drug Product Fill/Finished by Supplier hereunder, Supplier shall replace such non-conforming Drug Product with conforming Drug Product, [***].
10.3	If the Parties do not agree as to the cause of an alleged Non-Conformance of Drug Product for which Customer has provided notice in accordance with Section 10.1, the Parties shall promptly discuss and in good faith attempt to resolve such dispute; provided, however, Supplier shall [***] to [***] replace such alleged non-conforming Drug Product to try and avoid any possible out-of-stock situation. The Parties shall use [***] to resolve the dispute in the case of Non-Conformance or OOS, within [***] unless otherwise agreed in writing by the Parties. If the dispute is not resolved by the Parties in such period or such other period as the Parties may agree to apply to an independent expert mutually selected by the Parties for determination of the cause and/or existence of such alleged Non-Conformance. The expert shall be mutually agreed upon in writing by the Parties and engaged by Customer. The results of the expert’s determination shall be based on [***], and shall be final and binding on the Parties (absent manifest error or fraud), [***].
11.	INVOICES
11.1	Each delivery of Drug Product hereunder shall be accompanied by an invoice. Supplier shall invoice for the Drug Product at the price that is determined in accordance with the applicable Product Schedule. Customer shall issue payment against such undisputed invoices within [***] of the invoice date. Supplier shall include the following information, where applicable, on all invoices: the type, description, and quantity of the Drug Product delivered; the date of shipment; the prices; any applicable taxes, transportation charges or other charges provided for hereunder; and the applicable purchase order number.
11.2	All invoices will be raised in Euros, and Customer agrees to pay all sums due in this currency.
11.3	Customer may withhold payment of that portion of any charges that Customer reasonably disputes in good faith subject to the following:

(a)	if Customer disputes any charges, Customer shall so notify Supplier and provide a description of the particular invoice(s) in dispute and an explanation of the reason why Customer disputes such invoice(s);
(b)	neither the failure to dispute any charges prior to payment nor the failure to withhold any amount shall constitute, operate or be construed as a waiver of any right Customer may otherwise have to dispute any such invoice(s) or recover any amount previously paid; and
(c)	Customer shall pay the remaining, undisputed charges in accordance with the terms of this Article 11.
11.4	If an undisputed invoice is not paid within this timeframe, penalty interest shall be charged to the Customer. Penalty interest shall be equal to the lesser of (i) the maximum rate permitted by Applicable Law, or (ii) [***] per month, computed monthly from the payment due date as indicated in the invoice and until complete payment is received.
12.	TAX MATTERS
12.1	Taxes. [***].
12.2	VAT. It is understood and agreed between the Parties that any payments made to Supplier under this Agreement are exclusive of any value added or similar tax imposed upon such payments, [***].
12.3	Withholding Tax. Payments made by Customer to Supplier pursuant to this Agreement shall be made [***]. If Supplier disputes either the requirement to deduct such tax withholding or deduction from such payment, or the amount of such withholding or deduction (including where Supplier, acting in good faith, considers that less onerous taxation arrangements are available to the Parties), the Parties shall [***], independent accounting firm of reputable stature with relevant taxation expertise in the relevant jurisdiction to provide its professional opinion as to existence of, and the relevant amount in respect of, such tax liability. [***], and such independent accounting firm’s determination as to the existence of, and amount of, such tax liability shall be binding on the Parties, in respect of the application of this Section 12.3 to such payment (unless an applicable Governmental Authority later determines the requirement and the amount of such withholding or deduction, in which case, such determination by such applicable Governmental Authority shall be binding on the Parties in respect of the application of this Section 12.3 to such payment). For the avoidance of doubt, to the extent Supplier disputes either the requirement to deduct such tax withholding or deduction from such payment, or the amount of such withholding or deduction, and unless either an applicable Governmental Authority or a [***] independent accounting firm has otherwise determined the existence of, and amount of, such taxation liability in respect of such payment in accordance with the terms of this Section 12.3, [***]. In each case, Customer shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Supplier an official tax certificate or other evidence of such payment of such deduction or withholding tax if Supplier might be affected under this Section 12.3 [***]. Notwithstanding the foregoing, if as at the date on which a payment from Customer to Supplier under this Agreement is due and payable, Supplier has not yet made available to Customer the certifications needed to reduce the amount of the withholding tax under Applicable Law, then Customer shall not be responsible [***] for any withholding tax higher than [***].
12.4	Cooperation. Each Party shall provide the other with reasonable assistance to enable a reduction in, elimination of, or the recovery, as permitted by Applicable Law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT. Each Party shall provide reasonable notice to the other Party of the notifying Party’s intent to withhold any amount in respect of taxes, and the other Party shall provide to the notifying Party any tax forms that may be reasonably requested by and necessary for the notifying Party not to withhold tax or to withhold tax at a reduced rate under Applicable Law (including an applicable income tax treaty). Each Party further agrees to provide reasonable cooperation to the other Party, at the other Party’s expense, in connection with any official or unofficial tax audit or contest relating to payments made by a Party to the other Party under this Agreement.
13.	QUALITY, AUDITS, AND REGULATORY MATTERS
13.1	In conducting the Fill/Finish hereunder, Supplier shall apply its quality control procedures and in-plant quality control checks on such Fill/Finish in the same manner as Supplier applies such procedures and checks to products of similar nature manufactured for sale by Supplier. In addition, Supplier and Customer shall each comply with all Applicable Laws, the QA, the Product Schedule, Applicable Standards and the Fill/Finish Licenses in its performance hereunder. Supplier shall Fill/Finish Drug Product under this Agreement in compliance with Applicable Standards and the Product Requirements.
13.2	Supplier shall ensure that it, [***], obtains and maintains throughout the Term the Fill/Finish Licenses and other Regulatory Authority certificates, permits, licenses or approvals that it (or the relevant Affiliate) respectively requires for the performance of Fill/Finish hereunder.
13.3	The Parties agree to cooperate in attempting to resolve all product quality complaints as set out in the QA and will test and release Drug Product in accordance with the test methods as set forth in the QA to ensure that Drug Product conforms to the requirements set forth in the last sentence of Section 13.1 above. For clarity, at the time of the Agreement, Supplier will be responsible for only the following testing with respect to release of Drug Product hereunder: [***]. The Parties will in good faith use [***] to transfer to Supplier all other testing of Drug Product for release [***]. Following completion of such transfer, Supplier will be responsible for all testing for release and stability as contemplated by the QA for Drug Product Fill/Finished by Supplier for Customer hereunder. Upon Supplier’s request, Customer will support the testing at a back-up testing lab.
13.4	Supplier shall notify Customer in advance of, and obtain its prior written approval before, implementing [***]. The Parties shall, at Supplier’s or Customer’s reasonable request, establish a joint project team, which shall discuss and agree on the details of such changes and program of their implementation (not to be unreasonably withheld, conditioned or delayed). All approved changes will be implemented in accordance with the provisions of the QA, as applicable, and except as otherwise set forth this Agreement, as between Chiesi and Protalix under this Agreement, all associated costs and expenses of [***].
13.5	Supplier shall prepare and maintain accurate records and books relating to the Fill/Finish performed hereunder in accordance with Applicable Law and the QA.
13.6	Customer shall have the right to conduct, at its sole expense at a frequency defined in the QA, during normal business hours (at times mutually agreed by the Parties) and subject to a [***] prior written notice to Supplier, a general quality assurance audit and inspection of Supplier’s records and production or testing facilities relating to the Fill/Finish of the Drug Product for Customer hereunder, including storage of Drug Substance and the Drug Product in the course thereof. Representatives of Customer shall have access during audits to those areas of the facility where the Fill/Finish with respect to the Drug Product, including storage of Drug Substance and Drug Product in the course thereof, are performed, all documents, records, reports, data, procedures, regulatory submissions, and other information required to be maintained by the relevant regulatory authorities by Applicable Laws corresponding to Supplier’s Fill/Finish of Drug Product hereunder. All audited documents, data, reports, procedures, regulatory submissions, information and records, as well as anything visually observed or learned during such audit or while present in the facility, will be treated as Confidential Information of Supplier, and Customer will not be permitted to remove or copy such Confidential Information without Supplier’s prior written consent.
13.7	Supplier shall permit Customer to conduct “for cause audits” as [***] to address significant product or safety concerns as discovered through the audits conducted by Customer under Section 13.6. Any deficiencies identified in an audit or inspection by Customer pursuant to this Article 13 shall be handled and remediated in accordance with the QA.
13.8	Supplier also agrees to allow the FDA and other relevant Regulatory Authorities to conduct any inspection/audit that any such Regulatory Authority requires, and Supplier agrees to cooperate with and provide such documentation or assistance as may be requested by the FDA or any other Regulatory Authority, as the case may be, in connection with such inspection/audit.
13.9	Supplier shall, subject to Section 13.12, [***], correct each deficiency identified by the applicable Regulatory Authority in an audit or inspection described in Section 13.8 (excluding in each case Regulatory Inspection Deficiencies, which, for clarity, shall be treated in accordance with Section 13.10, [***].
13.10	In the event that any Regulatory Authority shall determine (and notifies Supplier in writing), as a result of such inspection (conducted under Section 13.8 above), that Supplier is not [***] with Applicable Laws (including cGMP) with respect to Supplier’s performance of the Fill/Finish activities for the Drug Product hereunder (“Regulatory Inspection Deficiency”), [***], and subject to Section 13.12, Supplier shall cure such Regulatory Inspection Deficiency [***], provided that [***].
13.11	With respect to any Regulatory Inspection Deficiency that: [***] (a “Critical Regulatory Inspection Deficiency”), [***], Supplier shall [***]. In the event that a Critical Regulatory Inspection Deficiency occurs [***], either Party may [***] upon written notice to the other Party, provided that: [***].
13.12	Supplier is not responsible for any inspection deficiencies contemplated by Section 13.7, Section 13.9, Section 13.10 (including any Regulatory Inspection Deficiency) or Section 13.11 (including any Critical Regulatory Inspection Deficiency), in each case, [***] such inspection deficiency, Regulatory Inspection Deficiency or Critical Regulatory Inspection Deficiency is caused by compliance with Customer’s written instructions with respect to the Fill/Finish process transferred to Supplier pursuant to the Tech Transfer or Customer’s breach or failure in its performance hereunder, including delays in performing reviews or providing approvals or information, technology, instructions, documents, or other items (including Drug Substance) required to be supplied by or on behalf of Customer hereunder (“Dependency Event – Inspection Deficiency”), [***].
13.13	Supplier shall keep Customer apprised of the status of all interactions and communications with the FDA and other Regulatory Authorities, including, no later than [***], notifying Customer in writing of, and providing Customer with copies of, any correspondence, communications and other documentation received from the FDA or other Regulatory Authority relating to the Drug Substance, Drug Product, or conduct of the Fill/Finish hereunder (including without limitation any general cGMP inspection applicable to the facility) as contemplated by the QA. Supplier shall [***] to consult with Customer in advance of any meeting or discussion, either in person or by telephone or videoconference, with the FDA or Regulatory Authority in connection with the Drug Substance, Drug Product or conduct of Fill/Finish hereunder. As requested by Supplier, Customer shall promptly review and comment on any proposed response of Supplier to any Regulatory Authority.
13.14	During [***], Supplier will permit [***] to observe and consult with Supplier during the conduct of [***] in respect of the Drug Product. With respect to the foregoing, Supplier will provide [***] with reasonable access to the portion of Supplier’s facility used to conduct such [***] in order to observe such [***]. Supplier will provide Customer with sufficient advance notice of each such [***] accordingly, provided that in no event will this Section 13.14 be deemed to require Supplier to delay or reschedule any such [***].
13.15	During any visits to or inspections of Supplier’s facility, [***] will abide by all Supplier policies and procedures in force at Supplier's facility.
14.	RECALLS OR OTHER CORRECTIVE ACTION

In the event of any required or voluntary recall, withdrawal, field alert or similar action for the Drug Product (a “Recall”), such Recall shall be handled in accordance with the License Agreements and QA.  For clarity, as between the Parties under this Agreement, the Parties’ respective responsibility, if any, for the costs and expenses of any Recall [***], and (b) this Article 14 does not modify (and shall not be interpreted as modifying) any provisions of the License Agreement relating to any recall, withdrawal, field alert or similar actions, including Recalls.

15.	CONFIDENTIALITY
15.1	Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that for the Term and for [***] thereafter, each Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose any Confidential Information furnished to it by the other Party pursuant to this Agreement, in a manner no less protective than the actions it would customarily take to preserve the confidentiality of its own similar types of confidential information (but in any event using no less than reasonable care).
15.2	Permitted Disclosures. Notwithstanding the foregoing, each Party may disclose the other Party’s Confidential Information (a) to such Party’s employees, consultants (including, for greater certainty, financial advisors), Affiliates, agents, contractors, or permitted sublicensees who are bound by obligations relating to confidentiality at least as restrictive of those contained herein and who have a need to know such information in connection with such Party’s performance of its obligations or practice or enforcement of its rights under this Agreement, (b) to Regulatory Authorities in connection with any regulatory approvals required for the Drug Product pursuant to the License Agreements or in compliance with Applicable Laws, rules and regulations, including any requirements under or pursuant to the Food and Drug Administration Amendments Act of 2007, or (c) pursuant to Sections 15.3 and 15.4.
15.3	Terms of Agreement. The Parties agree that the material terms of this Agreement will be considered Confidential Information of both Parties. Subject to Section 15.4 below, no Party shall, without the prior written consent of the other Party, disclose in any manner to any Third Party the material terms and conditions of this Agreement, except for terms or subject matter which has been the subject of prior public disclosure or has been mutually approved for such disclosure and except as set forth below. Supplier acknowledges that Customer or its Affiliates may be legally required to file this Agreement as an exhibit to filings with the U.S. Securities and Exchange Commission. In addition: (a) either Party may disclose such terms as are required to be disclosed in its publicly-filed financial statements or other public statements, pursuant to Applicable Laws, regulations and stock exchange rules (e.g., the rules of the U.S. Securities and Exchange Commission, the NYSE American, the NYSE, NASDAQ, or any other stock exchange on which securities issued by either Party may be listed); provided that such

Party shall provide the other Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text (including redacted versions of this Agreement) and the disclosing Party shall reasonably consider such comments in good faith and (b) either Party shall have the further right to disclose the terms of this Agreement under a confidentiality obligation no less protective than those set forth in this Agreement, to any potential sublicensee, acquirer, merger partner, investor, business partner or potential providers of financing and their advisors.
15.4	Mandatory Disclosure.
(a)	Notification and Consultation. In the event that a Party is required by Applicable Law (including rules of an applicable stock exchange), or pursuant to legal, governmental or self-regulatory organization proceedings (including by court order or judicial or administrative process) to disclose any part of the other Party’s Confidential Information (including material terms or conditions of this Agreement), the Party required to make such disclosure shall (i) promptly notify the other Party of each such requirement and identify the documents so required thereby, so that the other Party may seek an appropriate protective order, confidential treatment or other remedy concerning any such disclosure and/or waive compliance by such Party with the provisions of this Agreement and (ii) consult with the other Party with respect to taking legally available steps to resist or narrow the scope of such requirement.
(b)	Limited Disclosure. If, in the absence of such a protective order, confidential treatment request, other remedy or waiver by the other Party, such Party is nonetheless required to disclose any part of the other Party’s Confidential Information or any material terms or conditions of this Agreement, such Party may disclose such Confidential Information of the other Party or material terms or conditions of this Agreement without liability under this Agreement, except that such Party shall furnish only that portion of such Confidential Information or material terms or conditions that in its good faith judgment, after consultation with legal counsel, it is legally required to provide.
16.	REPRESENTATIONS, WARRANTIES AND COVENANTS
16.1	Each of Customer and Supplier hereby represents and warrants to the other Party as of the Effective Date (or covenants as set forth in Sections 16.1(g), (h), (i), and (j) below) as follows:
(a)	It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable. It has the requisite corporate power and authority to conduct its business as presently being conducted and as proposed to be conducted by it.
(b)	It has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. All corporate actions on its part, necessary for (i) the authorization, execution, delivery and performance by it of this Agreement, and (ii) the consummation of the transactions contemplated hereby, have been duly taken.
(c)	Assuming the due authorization, execution and delivery by the other Party, this Agreement constitutes a legally valid and binding obligation of such Party, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court or other tribunal before which any proceeding may be brought).
(d)	There is no contractual restriction or obligation binding on such Party which would be materially contravened by execution and delivery of this Agreement or by the performance of its terms. There are no governmental filings or consents necessary for the execution of this Agreement.
(e)	Such Party is not debarred, and such Party in relation to the Drug Product or Drug Substance, as applicable, is not using, has not used, and will not use in any capacity the services of any person debarred, in each case under Subsection 306(a), (b) of the Generic Drug Enforcement Act of 1992, or any non-U.S. equivalent law to the foregoing.
(f)	There is no litigation, proceeding or investigation pending or, to such Party’s knowledge, threatened against such Party in any court or before any agency or regulatory body which would reasonably be expected to materially adversely affect such Party's ability or right to carry out the transactions contemplated by this Agreement.
(g)	During the Term, each Party shall promptly notify the other Party in writing upon learning of any actual or threatened investigation, inquiry, action or proceeding by or before the FDA or any other Regulatory Authority with respect to the conduct of Fill/Finish activities hereunder.
(h)	Each Party shall (i) comply in all material respects with applicable anti-bribery laws and the Chiesi Anti-Bribery Policy, attached to the License Agreements, and (ii) adopt, implement and keep for the Term, reasonably adequate measures aimed at preventing the commission, even attempted, of conduct in violation in any material respect of anti-bribery laws by its Affiliates, directors, representatives, employees, and/or consultants involved in the performance of this Agreement.
(i)	Each Party and its Affiliates, directors, representatives, employees, and/or consultants involved in the performance of this Agreement, in performing their obligations under this Agreement shall not, directly or indirectly:
(i)	offer, transfer, promise or pay money, commissions, compensation or any other benefit (including gifts, entertainment, or any other similar benefit, even low value or non-material benefits, unless they can be considered as low value courtesy benefits) in favor of public or private parties, in violation of applicable anti-bribery laws, the Chiesi Anti-Bribery Policy and/or with the intention of or as a condition to obtaining illegal benefits in favor of Customer or Supplier;
(ii)	direct a Third Party to carry out the activities set out in subsection (i) above;
(iii)	give, transfer or promise money, commissions, compensation and rewards in kind (including gifts, entertainment or any other similar benefit, even low value or non-material benefits, unless they can be considered as low value courtesy benefits) to the other Party’s directors, legal representatives, employees or whoever acts on behalf of such other Party, in violation of any applicable anti-bribery law and beyond the limits set forth within the Chiesi Anti-Bribery Policy.
(j)	Unless to the extent this provision would be a violation of any Applicable Laws, Customer shall promptly notify Supplier at the following Supplier e-mail address: groupcompliance@chiesi.com, and Supplier shall promptly notify Customer at the following Customer e-mail address: dror.bashan@protalix.com, if such Party becomes aware of:
(i)	any request, promise, offer, or donation of money, commission, compensation or rewards in kind (including gifts, entertainments, or any other similar benefit, even low value or non-material benefits) made to public officers, private parties or the other Party’s directors, legal representatives or employees (or whoever acts on behalf of such other Party), in relation to the activities prohibited under Section 16.1(i);
(ii)	any gift, entertainment or any other similar benefit, even non-material benefits, carried out by either Party in breach of the provisions of Section 16.1(i); or
(iii)	any investigation, administrative suit, law suit or other procedure involving such Party in relation to corruption, bribery or any other similar harmful act to the public treasury.
(k)	Each Party hereby acknowledges and agrees that Customer’s Background Intellectual Property and Customer Intellectual Property, to the extent licensed under this Agreement, constitute intellectual property as defined in Section 101 of the United States Bankruptcy Code subject to the provisions of Section 365(n) of the United States Bankruptcy Code; provided that no decision is made at this time with respect to any potential acceptance or rejection of this Agreement pursuant to the United States Bankruptcy Code at any time. The Parties further agree that Supplier, as licensee under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over Customer or its assets subject to Supplier’s compliance in all material respects with all of its obligations thereunder. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Customer under the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over Customer or its assets, Supplier will be entitled, subject to Applicable Laws, and at Supplier's sole cost and expense, to a complete duplicate of (or full access to, as appropriate) any such Customer's Background Intellectual Property and Customer Intellectual Property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to Supplier (or, as appropriate, Supplier will be promptly provided access thereto) (A) upon any such commencement of a bankruptcy proceeding with respect to Customer upon its written request therefor, unless Customer elects to continue to perform all of its obligations under this Agreement, or (B) if not delivered under (A) above, following any such commencement of a bankruptcy proceeding with respect to Customer and the rejection of this Agreement by or on behalf of Customer upon written request therefor by Supplier.
16.2	Supplier hereby:
(a)	represents, warrants and covenants to Customer that: (i) Supplier shall conduct, and shall use reasonable efforts to cause its Affiliates assigned responsibilities hereunder to conduct, all its activities contemplated under this Agreement in compliance with all of the provisions and requirements of the QA and in material compliance with all Applicable Laws, and (ii) the Drug Product delivered to Customer hereunder shall have been [***]; and
(b)	covenants to Customer that it will inform Customer promptly in writing of any event, circumstance or condition, which in the reasonable judgment of

Supplier, may adversely affect (i) Supplier’s ability to conduct the Fill/Finish hereunder or (ii) the suitability of the Drug Product for incorporation into Licensed Product for commercial sale in the Field worldwide.
16.3	Customer hereby represents, warrants and covenants to Supplier as follows:
(a)	that (i) Customer shall conduct, and shall use reasonable efforts to cause its Affiliates assigned responsibilities hereunder to conduct, all its activities contemplated under this Agreement in compliance with all of the provisions and requirements of the QA and in material compliance with all Applicable Laws, and (ii) the Drug Substance delivered to Supplier hereunder, shall comply with all registered specifications for the Drug Substance, Product Requirements, and Applicable Standards and the QA;
(b)	it has, and will maintain throughout the Term of this Agreement, appropriate Regulatory Approvals for the Drug Substance and it has notified Supplier of any special requirements in respect of recordkeeping that may be necessary to comply with Customer’s adverse event, Drug Substance, Drug Product, defect or Recall procedures and that it shall notify Supplier of any hazards to the health or safety of any personnel of Supplier or the possibility of cross contamination of any other products being supplied or stored by Supplier and Customer shall keep Supplier so advised throughout the continuance of this Agreement, whether such hazards or possibilities are inherent in the Drug Substance, Drug Product or otherwise;
(c)	(i) it has the right to grant the license to Customer’s Background Intellectual Property and Customer Intellectual Property granted to Supplier hereunder, (ii) to its knowledge, Supplier’s practice of Customer’s Background Intellectual Property and Customer Intellectual Property as contemplated by this Agreement will not infringe any Intellectual Property Rights of any Third Party, and (iii) it has not, as of the Effective Date, granted, conveyed or otherwise transferred, and will not, during the Term, grant, convey or otherwise transfer, in each case, whether directly or indirectly, any rights or license to any Third Party in a manner that conflicts with such license granted to Supplier by Customer hereunder; and
(d)	the Tech Transfer, upon completion thereof in accordance with the terms of this Agreement, will be a complete and accurate transfer to Supplier of all know-how with respect to the Fill/Finish process for the Drug Product, except as would not constitute a material and adverse effect on the ability of Supplier to perform its Fill/Finish obligations hereunder.
16.4	EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE DRUG SUBSTANCE AND THE DRUG PRODUCT, OR ANY OTHER MATTER RELATED TO THIS AGREEMENT, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
16.5	[***].
17.	INDEMNIFICATION; LIMITATION OF LIABILITY
17.1	Indemnification by Supplier. Subject to Sections 17.3 and 17.4, Supplier shall indemnify, defend and hold Customer, its Affiliates, and their respective Representatives (collectively, the “Customer Indemnitees”) harmless from and against any and all claims, suits, proceedings or causes of action (“Claims”) brought by a Third

Party against such Customer Indemnitee, including any damages or other amounts payable to such Third Party and reasonable attorneys’ fees and costs of litigation (collectively, “Damages”), in each case to the extent resulting from or arising out of: (a) Supplier’s breach of this Agreement or its covenants or breach of any of its representations or warranties; (b) Supplier’s failure to comply with Applicable Law; or (c) the gross negligence, fraud, or willful misconduct of Supplier or its Affiliates, or their respective Representatives in the performance of this Agreement; in each case, to the extent not resulting from or related to Customer’s breach of its obligations under this Agreement or its, its Affiliates’, or their respective Representatives’ gross negligence or willful misconduct or otherwise subject to Customer’s indemnification obligations pursuant to Section 17.2 below.
17.2	Indemnification by Customer. Subject to Sections 17.3 and 17.4, Customer shall indemnify, defend and hold Supplier, its Affiliates, and their respective Representatives (collectively, the “Supplier Indemnitees”) harmless from and against any and all Claims brought by a Third Party against such Supplier Indemnitee, including any Damages, in each case to the extent resulting from or arising out of: (a) Customer’s breach of this Agreement or its covenants or breach of any of its representations or warranties herein; (b) any claim of infringement or misappropriation of any Intellectual Property Right of any Third Party to the extent such claim arises with respect to the Drug Substance, Drug Product, Customer’s Background Intellectual Property or Customer Intellectual Property; (c) Customer’s failure to comply with Applicable Law; or (d) the gross negligence, fraud, or willful misconduct of Customer, its Affiliates, licensees or sublicensees, or their respective Representatives; in each case, to the extent not resulting from or related to Supplier’s breach of its obligations under this Agreement or its, its Affiliates’, or their respective Representatives’ gross negligence or willful misconduct or otherwise subject to Supplier’s indemnification obligations pursuant to Section 17.1 above.
17.3	Indemnification of Product Liability Claims. This Section 17.3 shall govern the allocation of liability, as between the Parties under this Agreement (without limiting the applicable License Agreement(s)), with respect to any Third Party product liability Claim for property injury, bodily injury or deaths resulting from the Drug Product (a “Third Party Product Claim”). Subject to Section 17.4, Supplier shall indemnify and hold harmless the Customer Indemnitees from and against any and all Damages which a Customer Indemnitee may incur or suffer arising out of any Third Party Product Claim solely to the extent [***]; provided, that Customer shall not be entitled to indemnification pursuant to this Section 17.3, (y) to the extent such Claim or Damages is/are subject to Customer’s indemnifications obligations under Section 17.2, and (z) for any amount to the extent that Protalix has been indemnified for such amount under Section 13.3(b) of the applicable License Agreement(s); [***]. The indemnification provided pursuant to this Section 17.3 shall be the sole and exclusive remedy of Customer for any and all Damages arising out of a Third Party Product Claim.
17.4	Defense Procedures; Procedures for Third Party Claims.
(a)	For purposes of this Agreement, “Third Party Claim” means a Claim asserted by a Third Party (in no event to include any Affiliate of either Party) against a Party or any of its Affiliates, or any of their respective directors, officers, employees, consultants, contractors, sublicensees and agents. In the event a Third Party Claim is asserted with respect to any matter for which a Party or any of its Affiliates, or any of their respective directors, officers, employees, consultants, contractors, sublicensees and agents (the “Indemnified Party”) is entitled to indemnification hereunder, then the Indemnified Party shall promptly notify in writing the Party obligated to indemnify the Indemnified Party hereunder (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying

Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.
(b)	The Indemnifying Party shall assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the Claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the Indemnifying Party is defending as provided in this Agreement. Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnified Party, upon written notice to the Indemnifying Party, in which case, the Indemnifying Party shall be relieved of liability under Section 17.1, 17.2, and 17.3, as applicable, solely for such Third Party Claim and related Damages.
(c)	Neither Party will enter into any settlement of any suit involving a Third Party Claim that materially affects the other Party’s rights or obligations without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement of any pending or threatened litigation in which the Indemnified Party has sought indemnification hereunder by the Indemnifying Party, unless such settlement involves solely monetary damages and includes an unconditional release of the Indemnified Party from all liability on Claims that are the subject matter of such litigation.
17.5	Insurance. The Parties shall maintain insurance with creditworthy insurance companies in full force and effect during the Term and, with respect to “claims made” policies, for a period of [***] after expiration or termination of this Agreement as follows: worker’s compensation (if applicable), general liability, employers liability, clinical trial liability and product liability insurance coverage in such amounts and with such scope of coverages as are adequate to cover such Party’s obligations under this Agreement and as are customary in the industry for companies of like size and activities. Upon written request, each Party shall provide evidence of such insurance to the other Party and ensure that the other Party will receive no less than [***] notice of any cancellation or material change in such coverage.
17.6	Disclaimer of Liability for Consequential Damages. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUE SUFFERED BY SUPPLIER, CUSTOMER OR ANY OF THEIR RESPECTIVE AFFILIATES. THE FOREGOING SENTENCE SHALL NOT LIMIT THE EXPRESS OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER SECTIONS 17.1, 17.2, AND 17.3 OF THIS AGREEMENT OR LIABILITIES RESULTING FROM A PARTY’S BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 15, BREACH OF ARTICLE 20, WILLFUL MISCONDUCT, OR FRAUD.

17.7	Limitations of Liability. EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 17.1, SECTION 17.2, OR SECTION 17.3, AS APPLICABLE, BREACH OF ARTICLE 15 OR ARTICLE 20, OR GROSS NEGLIGENCE [***], WILLFUL MISCONDUCT OR FRAUD, IN NO EVENT SHALL:
(a)	SUPPLIER’S TOTAL LIABILITY UNDER THIS AGREEMENT, INCLUDING FOR ALL CLAIMS OF ANY KIND, WHETHER IN CONTRACT, TORT OR STRICT LIABILITY, ARISING OUT OF THE PERFORMANCE OR BREACH OF THIS AGREEMENT, FOR ANY DRUG SUBSTANCE, DRUG PRODUCT, OR REPLACEMENT OF DRUG SUBSTANCE OR DRUG PRODUCT, OR FOR COST OF RECALLS HEREUNDER, EXCEED, [***],
(i)	[***];
(ii)	[***];
(iii)	[***];
(iv)	[***];
(v)	[***]; AND
(vi)	[***].
(b)	CUSTOMER’S TOTAL LIABILITY UNDER THIS AGREEMENT, INCLUDING FOR ALL CLAIMS OF ANY KIND, WHETHER IN CONTRACT, TORT OR STRICT LIABILITY, ARISING OUT OF THE PERFORMANCE OR BREACH OF THIS AGREEMENT, EXCEED [***].
(c)	Supplier be required to reimburse Customer for [***];

PROVIDED THAT [***]; THE FOREGOING LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

17.8	Notwithstanding anything to the contrary herein, Supplier shall not be liable for any Non-Conformance, or delay, with respect to Drug Product arising hereunder, [***] that such Non-Conformance or delay is caused by the Drug Substance, a Force Majeure Event [***], defective Materials supplied by Customer (in the condition in which the same were supplied by Customer hereunder), compliance with Customer’s written instructions, or Customer’s failure to: (a) comply with its responsibilities or (b) take actions or provide instructions required to be taken or provided (as applicable) hereunder (“Dependency Event”), [***].
17.9	[***]
17.10	EXCEPT AS EXPRESSLY SET FORTH IN [***], SUPPLIER SHALL HAVE NO LIABILITY TO CUSTOMER WITH RESPECT TO DRUG SUBSTANCE HEREUNDER, AND IN ALL SUCH CASES, CUSTOMER IS RESPONSIBLE FOR ALL DAMAGE TO OR LOSSES (INCLUDING RENDERING UNUSABLE OR CONSUMPTION) OF DRUG SUBSTANCE UNDER OR IN CONNECTION WITH THIS AGREEMENT.
18.	TERM AND TERMINATION
18.1	This Agreement shall continue in force from the Effective Date until December 31, 2025 (such period, the “Term”), unless terminated earlier in accordance with this Article 18. Thereafter, Customer and Supplier may extend the initial Term one time (1x) for an additional period of seven (7) years, upon mutual written agreement prior to expiration of the initial Term.

18.2	Unless otherwise specified in the applicable Product Schedule, each Product Schedule shall continue in force during the Term, unless terminated earlier in accordance with this Article 18.
18.3	This Agreement may be terminated immediately (in whole or in part) by either Party upon notice to the other Party:
(a)	in the event of a material breach of this Agreement by the other Party and such material breach is not cured (i) within thirty (30) days after written notice thereof is delivered to the breaching Party, or (ii) in the case of a breach that cannot be cured within thirty (30) days, within a reasonable period not exceeding ninety (90) days after written notice thereof is delivered to the breaching Party, so long as the breaching Party is making a good faith effort to cure such default;
(b)	if the other Party shall file in any court or agency, pursuant to any statute or regulation of any country, a petition in bankruptcy or insolvency or for reorganization or for an the appointment of a receiver or trustee of such other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, that is not dismissed within sixty (60) days, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors; or
(c)	in the event that both of the License Agreements expire or are terminated.
18.4	This Agreement may be terminated by either Party in accordance with [***].
18.5	Without prejudice to any other rights or remedies which either Party may have under this Agreement, upon the termination (or the applicable portion thereof) or expiration of this Agreement:
(a)	Supplier shall: (i) return any remaining inventory of Drug Substance and Drug Product to Customer [***]; and (ii) promptly make available to Customer copies of all batch records and documentation relating to the Fill/Finish activities in respect of the Drug Product and shall store the originals or electronic copies of such documents and records according to cGMPs in accordance with Supplier’s internal quality procedures and Applicable Laws, provided that Supplier shall not be required to store such records/documents beyond the duration required thereunder.
(b)	Supplier will invoice Customer in respect of (i) Fill/Finish performed in accordance with the terms and conditions of this Agreement up to and including the effective date of such termination or expiration in full, for all completed Fill/Finish, and, for partially completed Fill/Finish, a sum calculated on a pro-rata basis (determined in good faith by Supplier), (ii) any out-of-pocket or other costs incurred by Supplier on behalf of Customer hereunder pursuant to the applicable Forecast; provided that Supplier shall use its reasonable efforts to mitigate such costs following the termination of this Agreement, and (iii) the TT Reimbursement Fee, in accordance with Exhibit 1 (as applicable). All such amounts are due and payable by Customer upon invoice delivery.
(c)	Each Party shall: (i) immediately cease all use of any property of the other Party, including any Intellectual Property Rights of the other Party, under this Agreement; and (ii) within thirty (30) days of such termination, at its own expense, return to the other Party or destroy any Confidential Information of the other Party in its possession, custody or control, provided, however, that a

Party may retain one (1) copy of the other Party's Confidential Information in the confidential files of its legal department in order to ensure compliance with its obligations set forth in this Agreement and that Supplier may retain Confidential Information of Customer to the extent necessary for Supplier’s performance under the License Agreements (and, for clarity, subject to the confidentiality, non-use and non-disclosure obligations therein).
19.	GOVERNING LAW AND JURISDICTION
19.1	Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to conflicts of law rules. The provisions of the U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
19.2	Jurisdiction and Dispute Resolution Process. With the exception of those matters referred for resolution by an independent expert under Section 10.3, or as otherwise specified elsewhere in this Agreement, any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation or breach thereof, including disputes regarding the existence, validity or termination of this Agreement or the scope of the agreement to arbitrate herein (each, a “Dispute”), shall be determined in accordance with the provisions of this Section 19.2:
(a)	If any Dispute arises, either Party may provide written notice of the Dispute to the other Party and request negotiation between the executive officers of each Party (“Dispute Notice”). Within [***] after the delivery of a Dispute Notice, the executive officers shall confer in person or by teleconference to attempt to settle the Dispute. All communication between such executive officers shall not be construed as an admission or agreement as to the liability of any Party, nor be admitted in evidence in any related arbitration, litigation, or other adversary proceeding.
(b)	If, within [***] after the delivery of a Dispute Notice, the Parties are unable to resolve the Dispute in writing, upon written notice by any Party to the other Party, such Dispute shall be determined exclusively by arbitration in London, England, before a panel of three (3) arbitrators in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”), except as modified herein;
(c)	In any arbitration commenced pursuant to this Section 19.2:
(i)	There shall be three arbitrators, one of which shall be nominated by Customer and another of which shall be nominated by Supplier, as provided in the ICC Rules. The third arbitrator, who shall serve as the president of the tribunal, shall be jointly nominated by the two Party-nominated arbitrators within [***] of the date of confirmation of the second arbitrator by the ICC. Any arbitrator not timely nominated as provided herein shall be appointed by the ICC Court.
(ii)	The seat of arbitration shall be London, England. The language of the arbitration shall be English. The Parties agree that the award rendered by the arbitral tribunal shall be final and binding and enforceable against the Parties and their respective assets in any court of competent jurisdiction. Unless determined otherwise by the arbitral tribunal, each Party shall pay its own costs and expenses in connection with the arbitration, [***]. [***].
(iii)	Any arbitration hereunder shall be confidential, and neither the Parties nor their agents shall disclose to any Third Party the existence or status of the arbitration, any information made known or documents produced in the arbitration not otherwise available to them or in the public domain, or any awards arising from the arbitration, except and to the extent that disclosure is required by Applicable Law or is required to protect or pursue a legal right.
(iv)	For any proceeding in aid of arbitration or for preliminary relief to preserve the status quo or avoid irreparable harm prior to the appointment of an arbitral tribunal, each Party irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts located in England, and waives, to the fullest extent possible, any objection to the laying of venue in such courts. The arbitral tribunal also shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any provisional, temporary or preliminary relief issued by a court hereunder.
(v)	In any action pursuant to Section 19.2 and in any action with respect to any arbitration award obtained pursuant to this Agreement or to the enforcement of such an award, the Parties agree to accept service of process in the manner provided for notices in this Agreement, and to waive any other requirements for service of process in any jurisdiction to the fullest extent permitted by law.
(vi)	Each Party shall continue to perform obligations hereunder, when any bona fide Dispute is pending.
20.	INTELLECTUAL PROPERTY
20.1	Background Intellectual Property. Except as the Parties may otherwise expressly agree in writing, each Party shall continue to own its existing Intellectual Property Rights, as well as the foregoing developed or acquired by such Party outside of this Agreement (collectively, “Background Intellectual Property”), without conferring any interests therein on the other Party. During the Term, Customer shall not, and shall cause its Representatives not to, assert any Intellectual Property Rights comprising Customer’s Background Intellectual Property against Supplier, its Representatives or permitted sublicensees for performing Supplier’s obligations and exercising Supplier’s rights under this Agreement.
20.2	Customer Intellectual Property. Except for Supplier Intellectual Property, Customer shall own and retain all right, title and interest, including, without limitation, all Intellectual Property Rights, in and to all inventions, discoveries, improvements, know-how, information, and data that are made, conceived, reduced to practice, created, written, designed or developed by or on behalf of Customer and/or Supplier in the performance of Fill/Finish (collectively, “Customer Intellectual Property”); Supplier agrees to assign, and hereby assigns, to Customer all right, title, and interest in and to the Customer Intellectual Property. Customer hereby grants to Supplier a non-exclusive, non-transferable (other than in accordance with Section 21.6), royalty-free license, with the right to grant and authorize sublicenses (through multiple tiers), during the Term, under any and all Customer Intellectual Property that Customer has provided to Supplier, or is otherwise necessary or reasonably useful, for the purpose of performing Supplier’s obligations and exercising Supplier’s rights under this Agreement.
20.3	Supplier Intellectual Property. Supplier shall own and retain all right, title and interest, including, without limitation, all Intellectual Property Rights, in and to all inventions, discoveries, improvements, know-how, information, and data that are made, conceived, reduced to practice, created, written, designed or developed by or on behalf of Supplier in the performance of Fill/Finish to the extent (a) generally applicable to Supplier’s business and not specific to the Drug Product or Drug Substance and b) the practice of which does not require any use of Customer’s Confidential Information (collectively, “Supplier Intellectual Property”).
20.4	Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted, either expressly or by implication, estoppel or otherwise, as (a) a grant, transfer or other conveyance by either Party to the other of any right, title, license or other interest of any kind in any of its Intellectual Property Rights, (b) creating an obligation on the part of either Party to make any such grant, transfer or other conveyance or (c) requiring either Party to participate with the other Party in any cooperative development program or project of any kind or to continue with any such program or project. Nothing in this Agreement shall modify, or be deemed to modify, the allocation of ownership, and corresponding rights and licenses granted between the Parties, under the License Agreements, with respect to any Intellectual Property Rights and/or inventions thereunder.
21.	MISCELLANEOUS
21.1	Force Majeure. Neither Party hereto shall be liable to the other Party for any losses or damages attributable to a default under or breach of this Agreement that is the result of war (whether declared or undeclared), acts of God, acts of governments, revolution, acts of terror, fire, earthquake, flood, pestilence, riot, accident(s), shortage of or inability to obtain material equipment or transport or any other cause beyond the reasonable control of such Party (each, a “Force Majeure Event”); provided that if such a cause occurs, then the Party affected will promptly notify the other Party of the nature and likely result and duration (if known) of such cause and use its Commercially Reasonable Efforts to avoid or remove such causes of nonperformance as soon as is reasonably practicable. Upon termination of the Force Majeure Event, the performance of any suspended obligation or duty shall promptly recommence. If the event lasts for a period of longer than [***], the Parties shall meet and work diligently to implement appropriate remedial measures.
21.2	Severability. If and solely to the extent that any provision of this Agreement shall be invalid or unenforceable, or shall render this entire Agreement to be unenforceable or invalid, such offending provision shall be of no effect and shall not affect the enforceability or validity of the remainder of this Agreement or any of its provisions; provided, however, the Parties shall use their respective reasonable efforts to mutually agree to replace the invalid provisions in a manner that best accomplishes the original intentions of the Parties.
21.3	Waivers. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. Neither the waiver by any Party of any term or condition of this Agreement nor the failure on the part of any Party, in one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, shall be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. Except as expressly set forth in this Agreement [***], all rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.
21.4	Entire Agreements; Amendments. This Agreement, together with the Product Schedules, and the QA, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all agreements or understandings, verbal or written, made between Customer and Supplier before the date hereof with respect to the subject matter hereof. None of the terms of this Agreement shall be amended, supplemented or modified except in writing signed by the Parties.

21.5	Survival. The provisions that are expressly designated as those that survive the expiration or termination of this Agreement, the provisions of Articles 2, 15, 17, 19, 21 and Sections 8.4, 13.9 and 13.10 with respect to deemed Triggering Events, 13.11 and 18.5, as well as any other Sections or defined terms referred to in such Sections or necessary to give them effect, shall survive termination of this Agreement and remain in force until discharged in full.
21.6	Assignment; Binding Effect.
(a)	Neither this Agreement nor any rights or obligations of either Party to this Agreement may be assigned or otherwise transferred by either Party without the consent of the other Party; provided, however, either Party may, without such consent, assign this Agreement, in whole or in part: (i) to any of its respective Affiliates; provided that such assigning Party shall remain jointly and severally liable with such Affiliate in respect of all obligations so assigned, or (ii) to a Third Party successor to all or substantially all of the assets of such Party whether by merger, sale of stock, all or substantially all of a Party’s assets or other similar transaction, so long as such Third Party agrees in writing to be bound by the terms of this Agreement. Notwithstanding anything to the contrary herein, nothing herein shall prevent Customer or Protalix Parent from engaging in any merger, consolidation, reorganization, sale or purchase of stock, or sale or purchase of assets, or undergoing any Change of Control.
(b)	Any purported assignment in violation of this Section 21.6 shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.
21.7	Independent Contractor. The relationship between Customer and Supplier is that of independent contractors. Customer and Supplier are not joint venturers, partners, principal and agent, employer and employee, and have no other relationship other than independent contracting parties.
21.8	Notices. Each communication and document made or delivered by one Party to another under this Agreement shall be made in the English language. All notices, consents, approvals, requests or other communications required hereunder given by one Party to the other hereunder shall be in writing and made by registered or certified air mail, facsimile, express overnight courier or delivered personally to the following addresses of the respective Parties:

If to Customer:

Dror Bashan
P.O. Box 455,
Karmiel 2161401, Israel

with a copy to:

Eyal Rubin

If to Supplier:

Chief Executive Officer
Via Palermo 26/A,
Parma, 43122 Italy

with a copy to:

General Counsel; and
Head of Global Corporate Development

Notices hereunder shall be deemed to be effective (a) upon receipt if personally delivered, (b) on the tenth (10th) Business Day following the date of mailing if sent by registered or certified air mail and (c) on the second (2nd) Business Day following the date of transmission or delivery to the overnight courier if sent by facsimile or overnight courier. A Party may change its address listed above by sending notice to the other Party in accordance with this Section 21.8.

21.9	Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.
21.10	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.
21.11	Counterparts. This Agreement may be executed in any number of counterparts (including via digital or electronic signature), each of which, when executed, shall be deemed to be an original and which together shall constitute one and the same document. Signatures provided by facsimile transmission or in electronic format shall be deemed to be original signatures.
21.12	Headings. Headings in this Agreement are included herein for ease of reference only and shall have no legal effect.
21.13	Equitable Remedies. The Parties agree that irreparable damage may occur in the event that a Party breaches Articles 15 or 20 of this Agreement. It is accordingly agreed that, without limitation of other remedies which may be available to a Party for breach of this Agreement by the other Party, the Parties shall be entitled to seek an injunction or injunctions to as a result of breaches of Articles 15 or 20 of this Agreement and to enforce specifically the terms and provisions of Articles 15 or 20 of this Agreement.

[Signature Page Follows]

CONFIDENTIALEXECUTION VERSION

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

CHIESI FARMACEUTICI S.p.A.		CHIESI FARMACEUTICI S.p.A.

By:	/s/ Alberto Chiesi	By:	/s/ Ugo Di Francesco
Name:Alberto Chiesi Title:President		Name:Ugo Di Francesco Title:Chief Executive Officer

CONFIDENTIALEXECUTION VERSION

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

PROTALIX LTD.		PROTALIX LTD.

By:	/s/ Dror Bashan	By:	/s/ Eyal Rubin
Name:Dror Bashan Title:President and Chief Executive Officer		Name:Eyal Rubin Title:Sr. Vice President and Chief Financial Officer

Exhibit 1

Product Schedule for FILL/FINISH of Pegunigalsidase Alfa Vials

[***]

Exhibit 2

Quality Agreement

[***]

Exhibit 3

Tech Transfer Plan

[***]